UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2023

THE J. M. SMUCKER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	001-05111	34-0538550
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Strawberry Lane
Orrville, Ohio	44667-0280
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (330) 682-3000

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, no par value	SJM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Agreement

On September 27, 2023, The J. M. Smucker Company (the “Company”) entered into that certain Term Loan Credit Agreement (the “Term Loan Agreement”) with the various lenders named therein and Bank of America, N.A., as administrative agent for the lenders (the “Term Loan Agent”).

The Term Loan Agreement provides for an unsecured $800 million term facility that may be borrowed substantially concurrently with the closing of the Acquisition (as defined below) and matures on the third anniversary of the Acquisition Closing Date (as defined below) (the “Term Loan Maturity Date”). The proceeds of the borrowing under the Term Loan Agreement will be used to (i) finance the consummation of the acquisition of Hostess Brands, Inc. (the “Acquisition”), which was previously described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2023, (ii) refinance certain existing indebtedness of Hostess Brands, Inc. and its subsidiaries (the “Acquired Business”) and (iii) pay fees and expenses incurred in connection with the foregoing.

The Company’s borrowings under the Term Loan Agreement will bear interest, at the Company’s option, at either a base rate or a Term SOFR rate, in each case plus an applicable margin. The base interest rate for borrowings is a rate equal to the greater of (i) the Term Loan Agent’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) the Term SOFR rate plus 1.00%. Under the Term Loan Agreement, the applicable margins on base rate loans range from 0.000% to 0.625% and the applicable margins on Term SOFR loans range from 1.00% to 1.625%, in each case based on the Company’s long-term unsecured debt rating.

Under the terms of the Term Loan Agreement, as of the last day of each fiscal quarter of the Company, commencing with the first fiscal quarter ending after the closing date of the Acquisition (the “Acquisition Closing Date”), the Company must maintain a ratio of EBITDA to cash interest expense (the “interest coverage ratio”) of at least 3.75 to 1.00.

The Term Loan Agreement contains customary representations and warranties and usual and customary affirmative and negative covenants. The Term Loan Agreement also contains certain customary events of default. Subject to certain funds provisions, if an Event of Default (as defined in the Term Loan Agreement) has occurred and is continuing, the Term Loan Agent may declare that the loans and any accrued interest are due and payable by the Company.

Several of the lenders under the Term Loan Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services for which they receive customary fees and may do so in the future.

A copy of the Term Loan Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the full text of the Term Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

10.1	Term Loan Credit Agreement, dated as of September 27, 2023, among the Company, as borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto.

104	The coverage page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J. M. SMUCKER COMPANY

Date: September 27, 2023	By:	/s/ Jeannette L. Knudsen
	Name:	Jeannette L. Knudsen
	Title:	Chief Legal Officer and Secretary